TITAN INTERNATIONAL, INC.

June 12, 2012

Rufus Decker
Accounting Branch Chief
Securities and Exchange Commission
Washington, D.C. 20549-7010

RE:          Titan International, Inc.
Form 10-K for Year Ended December 31, 2011
Filed February 23, 2012
Form 10-Q for the Quarter ended March 31, 2012
Filed April 26, 2012
File No. 1-12936

Dear Mr. Decker:

We have received today your comment letter dated May 23, 2012.  We will respond to your comments within ten business days of today’s date.

 Sincerely,

    /s/ PAUL G. REITZ

Paul G. Reitz
Chief Financial Officer
Titan International, Inc.
2701 Spruce Street
Quincy, Illinois 62301